UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2020

CorEnergy Infrastructure Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Suite 3350 Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.001 per share	CORR	New York Stock Exchange
7.375% Series A Cumulative Redeemable Preferred Stock	CORRPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On May 15, 2020, CorEnergy Infrastructure Trust, Inc. (the “Company” or “CorEnergy”) announced that, on May 14, 2020, UPL filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. The filing includes Ultra Wyoming, the operator of the Pinedale LGS and tenant under the Pinedale Lease Agreement with the Company’s indirect wholly owned subsidiary Pinedale LP. Capitalized terms used and not defined in this report are used as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The bankruptcy filing of both the guarantor, UPL, and the tenant constitute defaults under the terms of the Pinedale Lease. The bankruptcy filing imposes a stay of CorEnergy’s ability to exercise remedies for the foregoing defaults. Ultra Wyoming has also filed a motion to reject the Pinedale Lease, with a request that such motion be effective June 30, 2020. The Company expects to engage in negotiations with UPL, although the outcome of any negotiations is uncertain at this time.

Pending the effective date of the rejection, Section 365 of the Bankruptcy Code generally requires Ultra Wyoming to comply on a timely basis with the provisions of the Pinedale Lease, including the payment provisions. Accordingly, the Company expects the rent payment due on June 1 to be paid.

The defaults under the terms of the Pinedale Lease create defaults under the Pinedale Facility, which is secured by the Pinedale LGS. As previously reported, Prudential has agreed to forbear through September 1, 2020, or the earlier occurrence of a separate Event of Default under the Pinedale Facility (the “Standstill Period”) from exercising any rights they may have to accelerate and declare the outstanding balance under the Pinedale Facility immediately due and payable as a result of the occurrence of either (i) any bankruptcy filing by UPL or Ultra Wyoming and (ii) any resulting impact on Pinedale LP’s net worth covenant under the Pinedale Facility due to any accounting impairment of assets of Pinedale LP triggered by any such bankruptcy filing of Ultra Wyoming, provided that there are no other Events of Default and Pinedale LP continues to meet its obligations under all of the other terms of the Pinedale Facility. Prudential has provided a limited waiver of such defaults through the Standstill Period. As a result of this waiver by Prudential pursuant to the Standstill Agreement, the UPL bankruptcy filing does not create a current default under any of the Company’s other indebtedness.

As previously disclosed, the Company’s Board of Directors has declared a first quarter 2020 dividend of $0.05 per share for the Company’s common stock and a dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock, with each such dividend payable on May 29, 2020, to shareholders of record on May 15, 2020. The Board of Directors will continue to evaluate the Company‘s dividend payments on a quarterly basis, including the impact of any potential future reduction or loss of rent under the Pinedale Lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated:	May 15, 2020	By:	/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary